Exhibit 99.3

Transcript

Speakers:	James Rhee, Spark I Acquisition Corporation, Chief Executive Officer and Chairman; Tim Hysell, ZincFive Inc., Co-Founder, Director and Special Advisor; and Tod Higinbotham, ZincFive Inc., Chief Executive Officer

James Rhee:	Hello everyone, my name is Jim Rhee, and I am the CEO and Chairman of Spark I Acquisition Corporation, a SPAC sponsored by SparkLabs Group.

I am absolutely delighted to announce plans for our business combination with ZincFive.

ZincFive is already a rapidly growing, successful battery and power solutions company in the data center industry. However, with the soaring power needs of AI, new power challenges are emerging in AI data centers. One of those challenges is that modern AI workloads create rapid, repeated power spikes, often reaching up to 50% above baseline in milliseconds. Traditional batteries aren’t built for that kind of volatility.

ZincFive’s nickel-zinc batteries are built for this kind of volatility.

They’re engineered for high-power, short duration demands, delivering and absorbing power instantly, without compromising reliability.

And this has been proven at scale. ZincFive has contracted and deployed nearly 2 gigawatts globally as of year-end 2025. ZincFive serves blue-chip customers and holds more than 80 patents, backed by UL-safety certification.

Over the duration of this call, you’ll hear all about this in greater detail. So with that said, let me turn it over to Tim Hysell, Co-founder, Board member and Strategic Advisor to ZincFive.

Tim Hysell:	Hello, my name is Tim Hysell. I’m the Co-founder of ZincFive and previous CEO for the past 10+ years. I now sit on the Board of Directors at ZincFive and support Tod Higinbotham, our CEO and previous COO, to help grow and advance the company.

My background includes working for some of the top corporations in the world, as well as founding and scaling companies to levels worthy of the public market and mergers and acquisitions.

My history includes working for companies like Hewlett Packard, General Electric, Siemens, and Phillips. I’m also a co-founder of a bank in Oregon with four (4) branches. I’m a board member of the bank and chairman of the compensation and governance committee.

I look forward to sharing ZincFive’s exciting story and technology with you.

Please allow Tod Higinbotham, our CEO, to introduce himself.

Tod Higinbotham:	Hello, I am Tod Higinbotham, CEO of ZincFive. My background prior to batteries was working with advanced materials in the Solar, Flat Panel Display and Semiconductor markets. The common elements to my experience are developing IP protected performance materials and successfully expanding and scaling businesses globally.

My private company experience was with Advanced Silicon Materials making ultra-high-purity materials for solar cells and semiconductors. We grew and sold that business to REC Solar which then became their solar materials division. My public company leadership was with a company called ATMI, a NASDAQ-traded business, where we invented new materials for the semiconductor market for leaders like Intel and TSMC. We grew and scaled that company and sold it to another public company called Entegris in 2014.

I joined as the CEO of a battery venture named PowerGenix in 2014. They had invented and began scaling a nickel zinc battery for high-power, short-duration applications by applying proprietary materials technology and developing a large patent portfolio around the new technology.

At that time, Tim’s company was one of our first customers, and we began discussing combining the companies so we could leverage both the materials technology and the power electronics expertise to develop new solutions for the data center market. Fast forward 9 years and we’ve deployed our advanced battery solutions throughout the data center world and into multiple applications, and we have a high-power battery technology solution (battery + power electronics) that can meet the dynamic power loads required for the AI Era.

Tim Hysell:	The takeaways from this slide are:

The success ZincFive is having in the data center industry with our proprietary nickel zinc battery technology has created an inflection point. We have deployed, as mentioned, and have under contract nearly 2 GWs of our technology in the data center industry as of year-end 2025. ZincFive is growing rapidly, illustrated by our $81 million in backlog of contracted purchase orders for the data center industry as of December 31, 2025.

The evolution of artificial intelligence takes ZincFive’s opportunity to a whole new level. Let me explain from a high-level: for AI to scale it requires solutions that can solve AI dynamic power loads. So think very short duration, high-power burst when AI is computing. I believe ZincFive’s nickel zinc technology is ready to solve this AI challenge, which Tod Higinbotham, CEO, ZincFive will share more about next.

Last thing to point out on this slide is the current and future market opportunities for ZincFive’s nickel zinc technology are abundant. Why? Because we focus on markets that are challenging for lithium ion and lead-acid batteries, such as very short duration global applications like battery backup and AI solutions for the data center industry, which our nickel zinc technology is ideal for.

Let me highlight two things on this slide:

The global commercial growth ZincFive is experiencing by the numbers: Impressive revenue growth in 2025 over 2024; $81M in backlog of contracted purchase orders with some of the most recognized global companies in the data center industry as of December 31, 2025; In addition, ZincFive holds over 80+ patents and trade secrets with our nickel zinc battery technology and our solutions. Noteworthy—we are not aware of any other companies in the world that hold an intellectual property portfolio around nickel-zinc that compares to ZincFive.

Second highlight—why ZincFive over lithium ion and/or lead acid solutions. In mission critical data centers there are multiple areas of focus when considering total cost of ownership by data center operators purchasing batteries.

One is high power density solutions. Again, think short duration discharges. Why is that important? The higher the power density the smaller the space required, resulting in cost savings.

Safety, which means risk of fire, thermal runaway or explosion. Our nickel-zinc batteries have been tested by UL and the UL 9540A report showed no risk of fire, thermal runaway or explosion with our nickel-zinc battery.

And most importantly, sustainability: Our nickel zinc batteries are highly recyclable and have a significant competitive advantage in terms of carbon footprint compared to lithium ion and lead-acid batteries.

Tod Higinbotham:	We only manufacture two form factors of batteries: prismatic and cylindrical. Our batteries are designed to discharge fast. This rate of discharge is called “Power”, while the volume is called “Energy”. Lithium batteries specialize in high energy density—lots of energy in a small space. This enables small, light batteries for electronics and EVs; they are the distance runner. Our battery is “the sprinter”; great energy density as well, but designed to deliver it “all at once” or in a very short time. This enables our battery to be smaller, more efficient, and lower cost for short-duration applications. This is what we refer to as immediate power.

Let’s talk about our applications and markets.

As Tim mentioned, our main market target is “Uninterruptible Power Supply (UPS ) for Data Centers”. It is very large and growing rapidly. Details on battery criteria for traditional data centers are shown on the top-half of the slide. In addition, a large, new opportunity has emerged due to the challenges that AI-based data centers face, shown in the bottom-half of this slide. The AI chips from Nvidia and others are implemented in large clusters that require constant synching. When this happens, very short-duration, high-power transient pulses are required from the energy system. Our nickel-zinc technology was designed specifically for this type of challenge, and we have the capability to charge and discharge at extremely high rates to enable the dynamic power required for AI. As is illustrated later in the presentation, this is a very large market opportunity.

Here is the typical stoplight chart every battery company has, claiming their battery is better. This is a relative chart with green being “good” and red being “bad”, and yellow “somewhere in-between”. We back up every claim we make on this chart, and we support the claims with our own data and third-party testing. A good example, if you look at the bottom of the slide, is our UL9540A test report. This demonstrates the safety claims of our battery. They were unable to drive our battery into thermal runaway—and the test was done with no battery management system, or BMS—just the battery. No way to turn it off with a fuse or switch.

The main takeaway is in the bottom, right hand corner: higher power density equals smaller battery equals lower cost equals higher margins. Power density is the foundation of our business model, and our economic advantage comes from that source. When you see our margin trends on a later slide, some of the margin improvement is coming from scaling-up and reducing costs. However, most of the margin improvement is coming from our advancing the power density of our solutions. This enables us to provide a “megawatt of power with fewer and fewer batteries,” or increase the megawatts provided within our current footprint. When we started out, we needed 4 BC cabinets per megawatt of power, and we have now reduced that down to 3 cabinets with the introduction of our BC2-500 model.

We expect to continue to advance our power density and work to shrink the size and cost of our battery to the customer.

Where do we get used in the data center? A growing list of applications. From the left-side of the slide we show our released products and moving to the right we show planned future products and markets. Our flagship UPS product is #1: the BC cabinet family on its third generation and now expanding to liquid cooling and AI Dynamic Power Loads—products 1A and 1B.

Product #2 is growing rapidly and has great potential. This solution is used for starting the large diesel generators— another fabulous “power” application. We have developed this solution with our partner SENS: they are a Colorado based power electronics company focused on higher-end, high-performance applications. SENS developed this solution using the power capability of nickel zinc batteries. We believe there are many new geographies and generator sizes that can be addressed with this product line in the future, and we have a fantastic partner in SENS.

We expect to release Product #3 in 2026. This product uses the same subassemblies we use in our BC cabinet, but is designed to replace lead-acid batteries which are at end-of-life. This “lead acid replacement cycle” is one of the largest battery segments in the data center industry. Currently, customers are using new lead-acid batteries for this replacement, but our batteries have many advantages in lifetime, performance, size and so we are excited to address this significant and expanding market segment beginning in 2026.

And finally, on the bottom right: our new, high-power cylindrical cells are being tested and qualified at a major hyperscaler, and these are the building blocks for our future AI pulsing products, which we will discuss later. The cylindrical cell is the highest power cell we manufacture.

Here is how we do it. We continue to increase the power density of our solutions moving from left to right by utilizing our highest density form-factor, the cylindrical cell, in new, innovative designs. These are targeted to be modular, flexible, field-changeable, safe to be close to the AI chips clusters, and recyclable. This pulsing capability does not require us to develop a new battery; it is already built-in to our fundamental power capability. This also enables continued gross margin expansion by providing higher levels of value to the customer—both increased power density and flexibility.

We have proven our business model on the “BC UPS Platform” and are now in development of our AI Power Platform.

The summary of our nickel zinc manufacturing and operations is that we are “going global.” Our customer geography is expanding, and we are investing to keep-up. We have already outfitted and scaled three (3) battery facilities in China. These facilities have passed complete audits from our major global customers. In addition, we started our EU cabinet assembly facility in Finland using a contract manufacturer. This provides a much shorter supply chain to any customer outside the US but focused on the EMEA region. We can add a similar assembly line in China to support Asia customers as that region begins to grow.

Next, we have launched a project to establish a US battery manufacturing facility estimated to be sited and equipped in 2026, with a ramp-up in 2027. We plan to leverage the US facility for US and North America customers and use the China facilities for the rest of the world.

The investment for our nickel zinc capacity is “capital light.” We estimate that $30 million of capital can derive $150 million in annual revenue which enables a high return on invested capital and low depreciation. In addition, we have established enough capacity in China to meet our projected revenue growth for the next several quarters, and this capacity can be expanded incrementally with modest investment. This greatly reduces the risk in the US manufacturing project.

Now for the exciting AI story: the current and future AI chips from Nvidia and others are increasing the power density and requirements by almost 10x over the next five (5) years. This is a major industry challenge, and the next several generations of data center designs will need to be developed to address a completely new paradigm. Imagine overloading the grid with 50% more power on top of what is being used for 50 milliseconds, every single second—like adding half of another town “on and off” all day, 24 hours per day—that is how AI chips operate at high-performance. This creates several challenges and opportunities, including thermal management, reliability, safety and complexity.

And we have already started preparing to address the challenges. We launched our first version of this flexible UPS + AI platform. The BC2-AI was released late last year, and we expect to begin production ramp up through the rest of 2026. This product can handle limited AI loads and provides customer flexibility in transitioning to AI-focused data centers.

This growth in power density combined with the dynamic pulsing loads is creating a substantial opportunity for our high-power, short-duration technology. As you can see in the middle of the slide, the power loads are changing from “smooth and steady” to “dynamic and irregular”. Also, as you can see the loads spike far above the nominal or normal load which makes power system design extremely challenging and inefficient.

Because our battery can discharge and recharge in pulse mode (milliseconds) while still being able to provide reliable UPS run time (1-2 minutes), we have the opportunity to deliver a flexible model to customers in this new space and effectively “absorb” the variation in the load. The changing needs demand a flexible model and the 10x increase in GPU power requires a high-power solution that we believe we can deliver.

The transition to the AI market is creating a major market growth opportunity. Growth estimates range from four to six times growth of GWs of capacity added to the market from 2023 to 2028.

Tim Hysell:	Several quick points to share on this slide:

ZincFive is not a startup. We have been around since 2016 as a nickel-zinc battery and technology solutions provider. The technology has been commercially deployed since 2012 into other industries by a legacy ZincFive company.

ZincFive routinely has been recognized for data center product awards and was recognized recently by TIME Magazine as one of the World’s Top “Green Tech Companies”.

We have commercialized relationships with some of the largest companies in the data center market like Vertiv, ABB, and others as well as some of the largest hyperscalers in the world.

I would be remiss if I didn’t repeat something that Tod said, and that is, we launched our exciting BC2-AI product in Q4 of 2025 and we are excited about this product going forward.

Tod Higinbotham:	I want to emphasize on this slide that the market sizes we are currently addressing are already large and growing. We have barely scratched the surface of the UPS segment, and we expect to launch into Retrofits and AI Power in 2026 with potential for a recurring revenue model in the AI Power segment due to the changing needs and requirements for flexibility. The total TAM for these three application segments is over $17B.

Customer reviews. It is very difficult to get a quote or a logo from a customer to be publicized in this highly confidential industry. As you can see, we have customers so energized about nickel zinc and ZincFive that they have made these public statements about us.

It took a long time to break into this very conservative industry but as this slide shows we are going into 2026 with a strong year-to-year upswing. The company drove 133% revenue growth in 2025 and ended the year with an $81M order backlog. We are working to convert that backlog into revenue and add an additional $14-24M of shipments in 2026 creating an expected revenue range of $90-105M or a 35-57% growth rate range.

In 2025 and into 2026, the number of orders, the size of orders, the percentage of reorders, the expansion of geography into the EU all increased. We hit an inflection point in 2025 and carry that momentum into 2026.

One of the great features of the data center market is that customers order equipment anywhere from four to ten months prior to shipment. This means our company runs off of “contracted backlog”: these are formal, written, committed purchase orders from large, well-financed customers and projects. In the past 12 months from December ’24 to December ’25 we have grown that backlog from $47.7M to $81.2M—an increase of 70%. In 2025, we were able to produce revenue of $67M from a beginning backlog of $48M—a 40% increase over the backlog. Applying this same dollar uplift to our current backlog results in roughly $105M for 2026, and we have set that target for the upper-end of our estimated range shown at the bottom-right of $90 to105M.

Here is our P&L summary for 2024 and 2025:

Revenue grew 133%, as I said, for 2025 over 2024.

Gross margins have increased as we have scaled, and we saw pricing improvements consistently over the past three (3) years. However, the major increase in the margins is being driven by the new “released products”: the BC2-300X and the BC2-500. These products have much higher power density and therefore require fewer cabinets per MW provided, as I said earlier, thereby reducing our COGs for each megawatt sold.

Our SG&A operating costs have increased, but at a lower rate than the top-line, thereby delivering improved P&L leverage.

Here is a summary of our de-SPAC transaction.

The transaction carries an enterprise value of $752M and is anchored by a committed $100M preferred equity PIPE.

Based on the low-end of our 2026 guidance, the pricing of this deal reflects a multiple of 7.7x on 2026 estimated revenue, a conservative value as compared to the range for similar sized specialty battery comparables.

In closing, ZincFive is at an inflection point. Our successful penetration into the Data Center UPS market combined with the rapidly emerging opportunity for AI high-power solutions, has positioned the company for strong growth.

Our biggest weakness is the necessary capital to execute on these opportunities. We believe this SPAC transaction will enable us to move quickly and efficiently into the public markets and drive our growth and ability to invest and expand on behalf of our customers.

Thank you for time and attention.